Employment Agreement

                           Maastricht, August 30, 1999

The undersigned:

o CompX International Inc., represented in this matter by Mr. J. S. Compofelice, C.E.O., hereinafter to be called the "Employer"; and

o Mr. Wouter J. Dammers, born on April 9, 1952, and residing in Heiloo the Netherlands, hereinafter to be called the "Employee";

WHEREAS:

o The employer wishes to employ Mr. Dammers as the President of its various operations in Europe and other areas of the world, a/o as Managing Director of Thomas Regout International B.V. which company will fulfill all of Employers obligations as stated in and/or resulting from this employment contract. o The parties hereby wish to document the employment contract in writing.

HEREBY AGREE AS FOLLOWS:

1. As from September 20, 1999, Mr. Dammers will enter the company's employment. This Employment Contract is concluded for an indefinite period, but will in any event end on the day on which the Employee reaches the retirement age. The first six months of this employment will be a trial period. During that period, both parties may terminate this Employment Contract without cause or compensation.

2. Employee's duties may change from time to time at the discretion of the C.E.O. of CompX International Inc.

3. The gross annual salary is NLG 320,000 (three hundred and twenty thousand Dutch guilders), including 8% holiday allowance, which salary will be paid in 12 equal monthly installments in arrears.

4.   The  Employee  will take part in the  (performance)  bonus  system of CompX
     International Inc. The bonus scheme applicable to the Employee fully described Appendix 1 to this Employment Contract. The basic targets are the following percentages of base pay: 25% at Level A; 50% at Level B; and 75% at Level C.

5. The Employee may each year be granted employee share options with regard to shares in CompX International Inc. listed on the New York Stock Exchange. The employee share option scheme of CompX International Inc. is set out in Appendix 2 to this Employment Contract. Initial grant will be 10,000 shares subject to the approval of the Board of Directors of CompX at the next regularly scheduled meeting.

6. Employee's base salary, target bonus percentages and stock options awards will be reviewed periodically in accordance with the practices followed by CompX International Inc. for its senior executives.

7. The Employee will be reimbursed for all ordinary and necessary business expense incurred in accordance with the practices and policies at CompX International Inc. and consistent with Dutch tax regulations.

8. Employer will provide the Employee with a company car with a catalogue value of approximately NLG 100,000. All other costs will also be for the company's account. The Employee is permitted to use the car for private purposes.

9. The pension insurance rights are set out in Appendix 3, which will be attached to this Employment Contract.

10. The company has taken out collective medical expenses insurance. If the Employee takes part in this insurance, he will receive a compensation of 50% of the premium to be paid for full insurance on the basis of class 2B for the parents and class 3 for the children.

11. In the even of sickness or disablement, Employer will continue to pay the Employee his annual salary as described above for a period of one year, increased by all perquisites attached thereto, on a net basis. The rules applicable at the company on reporting sick and on medical inspections apply accordingly.

12. Supplemental disablement insurance will be taken out in relation to the amount by which the Employee's income exceeds the income limit under the WAO (Dutch Disablement Benefits Act), without any costs being involved for the Employee. The disablement pension amounts to 70% of the difference between the most recently applicable annual salary and the most recently applicable annual wage on which the benefits under the WAO are calculated. The insured pension is subject to a maximum limit which in 1999 amounts to fl. 102,434. In the event of partial disablement, the insured pension will be proportionally lower.

13. If and in so far as the Employee can exercise any claim for damages against one or more parties on the grounds of loss of salary with regard to his disablement, the payments referred to above will be paid by way of advances, subject to the condition that the Employee assign his claims up to the amounts that he has thus received as advances to the company.

14. Accident insurance and business travel insurance policies have been taken out for employees of Employer, without any costs being involved for them.

15. The Employee is entitled to 25 days' holiday a year, as well as 13 days in connection with the reduction of working hours (ATV). Some of those days are collectively fixed each year.

16.  Employee  acknowledges  and  agrees  that he will  not,  without  the prior written consent of the Employer, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by the Employer to be disclosed in the course of performing Employee's duties under this Agreement for the Employer, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information related to the Employer or any parent, subsidiary or affiliated person on entity (collectively, "Confidential Information"). Confidential Information shall include, without limitation, information about the Employer's Inventions, customer lists, marketing, management information systems and production processes. Employee acknowledges and agrees that all Confidential Information of Employer and/or its affiliates that he may acquire will be received in confidence and as a fiduciary of the Employer. Employee will exercise utmost diligence to protect and guard such Confidential Information. Employee agrees that he will not take with him upon the termination of his employment with Employer, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

17. Employer is entitled in the Netherlands and abroad to any patents arising from inventions that the Employee may come up with during the term of his employment and for a period of one year after its termination that are related to the activities or products of Employer.

18. The Employee will make every effort to properly perform his work and will accept management positions at the request of affiliated companies without stipulating any compensation therefore. Termination of this Employment Contract automatically implies termination of the work referred to here.

19. Upon termination of this Employment Contract for reasons other than cause, the Employee shall observe a notice period of three months. Under current legislation, the notice period to be observed by Employer is six months. Severance pay in the event of termination for reasons other than cause shall be six months of base pay before move takes place and one year thereafter. Cause is defined as breach of Employee's fiduciary responsibility and in engaging in illegal activity that causes harm to the Employer. Notice of termination may be given only effective from the end of a calendar month.

20. Employee will be reimbursed for the actual cost of moving to the Maastricht general area including the normal cost of removal, commission and fees.

21.  The  Employee's  work  area  covers  several  countries,   but  under  this
     Employment Contract the Netherlands must be regarded as his operational base, which means that this Employment Contract is governed by Dutch law.

Agreed in Maastricht, the Netherlands, and drawn up in three original copies on August 30, 1999.


CompX International Inc.                    Employee





/s/ Joseph S. Compofelice                   /s/ Wouter J. Dammers
-------------------------------------       ------------------------------------
Joseph S. Compofelice                       Wouter J. Dammers
Chief Executive Officer

Appendix III to the Employment Contract concluded between CompX International Inc. and Mr. Wouter J. Dammers

Pension

The pension insurance has been placed with the pension fund for the Metal Industry PMI, up to the maximum amount to be insured at that pension fund.

The pensionable salary is set at the total gross annual income, minus the fixed amount (10/7 x AOW (benefits under the Dutch General Old Age Pensions Act) for married persons).

The pension rights under the pension fund of the Metal Industry PMI are:

a. an old age pension commencing at the age of 65, amounting to 1.75% of the pensionable salary for each fictitious year of service yet to be worked until the age of 65;

b.   a widow's pension, amounting to 70% of the old age pension;

c. an orphans' pension, amounting to 20% of the insured widow's pension per orphan, or to 40% in the even of full orphans, to be paid until the orphan reaches the age of 18. At present, 7.6% of the premium due is payable by the Employee.

You will not take part in our supplemental collective pension insurance, but will continue an existing private policy. After the commencement of your employment, that policy may be amended only with the Employer's permission.

All premiums are split 2/3 Employer, 1/3 Employee.
The premiums payable by you will be paid by means of monthly withholdings from your salary.